SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made the 16th day of December, 2004

BETWEEN:

STARSOFT, INC., a Nevada company with its registered office at 6055 Nelson Avenue, Unit 2103, Burnaby, British Columbia, Canada V5H 4LA

(hereinafter referred to as the "**Purchaser**")

AND:

EASTWAY GLOBAL INVESTMENT LIMITED, a corporation formed under the laws of the British Virgin Islands with its registered office at OMC Chambers, P.O. Box 3152, Road Town Tortola, British Virgin Islands

(the "**Holding Company**")

AND:

FUJIAN YUXIN EQUIPMENT CO., LTD., a Chinese company with an office at RongQiao Economic Development Zone, Fuqing, Fujian, China 350351

(the "**Operating Company**")

AND:

HENDRIK TJANDRA, an individual with an address at Room 1411-12 Shue On Centre, 6-8 Harbour Road, Wanchai, Hong Kong

("**Hendrik**")

AND:

DAVID TJAHJADI, an individual with an address at RongQiao Economic Development Zone, Fuqing, Fujian, China

("**David**" and, together with Hendrik, the "**Principals**").

WHEREAS:

A. The Operating Company carries on the business of the design, manufacture and sale of atmospheric water generators from a facility on lands leased by the Operating Company located in Fuqing, Fujian, China;

B. The Holding company is the owner of all of the registered capital of the Operating Company, and Hendrik is the owner of all the issued and outstanding shares in the capital of the Holding Company;

C. David, as Hendrik's son and as an officer and director of the Operating Company, has a significant interest and role in the success of the Business, and they have agreed to become parties to this Agreement to induce the Purchaser to complete the transactions contemplated herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

1. **DEFINITIONS AND INTERPRETATION**

1.1. **Defined Terms**. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

1.1.1. "**Affiliate**" means, in relation to any Party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such party's directors, supervisors or management personnel.

1.1.2. "**Agreement**" means this agreement, the recitals hereto and all Schedules attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby", and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to Sections and subsections are to sections and subsections in this Agreement.

1.1.3. "**Applicable Law**" means any domestic or foreign statute, law, ordinance, regulation, by-law or Order that applies to the Operating Company, the Holding Company, the Principals or the Business.

1.1.4. "**Assets**" means all of the properties, rights and assets of the Operating Company including, without limitation, the Inventory, patents, cash and cash equivalents, all investments, accounts receivable, the Goodwill, the Lands, the Fixed Plant and Equipment and the Personal Property and the

Material Contracts and the assets and properties shown on the video tape dated September 14, 2004.

1.1.5. "**Business**" means the business of the design, manufacture and sale of atmospheric water generators carried on by the Operating Company from the Facility.

1.1.6. "**Business Day**" means any day other than a Saturday, a Sunday or a day on which chartered banks in Nevada, USA, or Fuqing, China, are authorized or obligated by law to close.

1.1.7. "**Closing**" has the meaning set forth in subsection 2.6.

1.1.8. "**Closing Date**" means the date of this Agreement.

1.1.9. "**Deposit**" means the $300,000 deposited with the solicitors of Kirin Capital Corp. pursuant to a Letter Agreement dated October 29, 2004, between Kirin Capital Corp., the Principals and the Operating Company.

1.1.10. "**Employees**" means all persons engaged in the Business including employees, employees on leave, contract employees and owner-operators, if any.

1.1.11. "**Encumbrance**" means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothec, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Assets, and any covenant or other agreement, restriction or limitation on the transfer of the Assets.

1.1.12. "**Environmental Laws**" includes all applicable laws, statutes, regulations, by-laws, rules and Orders of any Governmental Authority where the Operating Company has carried on business and the common law, relating, in whole or in part, to the environment, and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance and any laws relating to asbestos or asbestos-containing materials in the workplace environment.

1.1.13. "**Environmental Permits**" includes all certificates, approvals, consents, authorizations, registrations, and licences issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

1.1.14. "**Facility**" means the main manufacturing facility for the Business located in the Rong Qiao Economic Development Zone, Fuqing, Fujian, China 350301.

1.1.15. “**Financial Statements**” means the audited financial statements of the Operating Company dated for the periods ending December 31, 2002 and December 31, 2003, respectively and the unaudited interim period ended October 31, 2004, consisting of a balance sheet, and income statements, and statements of operations, copies of which are attached hereto as Schedule J.

1.1.16. “**Fixed Plant and Equipment**” means all plant, machinery and equipment situate on the Lands, whether forming part of the Lands or not, including the plant, machinery and equipment described in Schedule F hereto.

1.1.17. “**Governmental Authority**” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

1.1.18. “**Goodwill**” means:

1.1.18.1. all customer lists, contracts, files, records and outstanding quotations;

1.1.18.2. all trade marks (registered or not), tradenames, designs, URL and domain names, logos, patents, patent applications, licences and any other rights to the use of patents, industrial design applications and copyright (registered or not) used in the Business, including those set forth in Schedule B;

1.1.18.3. all trade secrets and confidential information of the Operating Company in relation to the Business;

1.1.18.4. all point of sale computer software and related manuals owned by or licensed to the Operating Company in relation to the Business; and

1.1.18.5. all know-how of the Business including:

1.1.18.5.1. all information of a scientific or technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and

1.1.18.5.2. all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.

1.1.19. "**Hazardous Substance**" means any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good or contaminant as defined or identified in any Environmental Law.

1.1.20. "**Inventory**" means all inventories of products relating to the Business, and all supplies, spare parts and equipment relating thereto.

1.1.21. "**Lands**" means the lands leased by the Operating Company in relation to the business including, without limitation, the lands on which the Facility is located, and the residences and facilities occupied and used by the Employees, all as may be more particularly described in the Schedules.

1.1.22. "**Loss**" means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees on a solicitor's and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

1.1.23. "**material**" or "**materially**" means having an actual or potential economic impact on the Business of at least $100,000.

1.1.24. "**Material Contracts**" means the agreements referred to in Schedule C.

1.1.25. "**Non-Compete Agreement**" means the non-competition agreement referred to in Section 3 to be entered into at the Closing by the Purchaser, the Operating Company and the Principals.

1.1.26. "**Opco Capital**" has the meaning set out in subsection 3.1 of Part I of Schedule A.

1.1.27. "**Order**" means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.

1.1.28. "**Permits**" means all permits, licences, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation, the Environmental Permits and those referred to in Schedule D.

1.1.29. "**Permitted Encumbrances**" means the Encumbrances listed in Schedule E hereto.

1.1.30. "**Personal Property**" means all of the equipment, vehicles, machinery, furniture, chattels and other tangible personal property used in the Business as at the Closing Date including, without limitation, those referenced in Schedule G hereto, and any and all operating manuals, warranty information or other documentation relating thereto.

1.1.31. "**Pollution**" means any type of environmental damage or contamination which contravenes any Environmental Law, including, without limiting the generality of the foregoing, damage to or contamination by any substance, waste, or goods including, without limiting the generality of the foregoing, any Hazardous Substance.

1.1.32. "**Purchase Price**" means the purchase price for the Shares as set forth in Section 2 of this Agreement.

1.1.33. "**Purchase Price Shares**" means the shares in the capital of the Purchaser issued by the Purchaser to Hendrik on account of the Purchase Price as contemplated by subsection 2.3.1.

1.1.34. "**Reorganization**" means the exchange of Hendrik's ownership of all of the registered capital of the Operating Company into the Holding Company in exchange for the issuance of the Shares by the Holding Company to Hendrik.

1.1.35. "**Shares**" means all of the issued and outstanding shares of the Holding Company, being one (1) share with a par value of $1.00 as represented by share certificate number 1.

1.1.36. "**Taxes**" means all taxes and similar governmental charges, including:

1.1.36.1. state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, anti-dumping, counter-vail and value added taxes, all other taxes of any kind relating to the Holding Company, the Operating Company or the Business and imposed any Governmental Authority, whether disputed or not; and

1.1.36.2. assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.1.37. "**Tax Returns**" means all reports, returns and other documents filed or required to be filed by the Operating Company in relation to the Business

in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

1.2. **Gender and Number**. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

1.3. **Currency**. Unless specified, all references to currency in this Agreement shall mean United States dollars.

1.4. **Schedules**. The following Schedules are attached hereto and form part of this Agreement:

Schedule	Description
A	Representations and Warranties of Hendrik (Part I) and of the Purchaser (Part II)
B	Tradenames/Trademarks and Patents
C	Material Contracts
D	Permits
E	Permitted Encumbrances
F	Fixed Plant and Equipment
G	Personal Property
H	Customer List
I	Claims and Proceedings
J	Financial Statements.

1.5. **Section Headings**. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

2. PURCHASE AND SALE OF SHARES

2.1. **Purchase and Sale**. Upon and subject to the terms of this Agreement, the Purchaser hereby agrees to purchase from Hendrik, and Hendrik hereby agrees to sell, assign, transfer and set over to the Purchaser (or an Affiliate of the Purchaser), the Shares.

2.2. **Purchase Price**.

Subject to subsection 2.3, the Purchase Price for the Shares, shall be the sum of $3,500,000.00 plus the market value, whatever it may be, of the Purchase Price Shares.

2.3. **Purchase Price Payment**. Subject to subsections 2.4, 2.7, 2.8 and 10.3, the Purchaser shall pay the Purchase Price to Hendrik as follows:

2.3.1. $300,000 by assignment and release of the Deposit to Hendrik on the Closing Date;

2.3.2. shares equal to 40% of the issued and outstanding shares of the Purchaser immediately prior to the Closing by way of the allotment and issuance to Hendrik at the Closing of 12,720,000 common shares (the "**Purchase Price Shares**") in the capital of the Purchaser, as soon as practicable after the Closing Date in accordance with all Applicable Laws, including, without limitation, the regulations of the Securities Exchange Commission of the United States;

2.3.3. $1,000,000 by way of bank draft or certified cheque made payable to Hendrik on January 31, 2005;

2.3.4. $1,000,000 by way of bank draft or certified cheque made payable to Hendrik on April 30, 2005;

2.3.5. $1,200,000 by way of bank draft or certified cheque made payable to Hendrik on August 31, 2005;

all of which amounts shall be payable by the Purchaser without interest and may be paid by the Purchaser at any time prior to the due dates without notice, bonus or penalty.

2.4. **Post-Closing Covenants.** Hendrik shall, by no later than March 31, 2006:

2.4.1. cooperate with the Purchaser in the Purchaser's review of any and all guarantees provided by the Operating Company in relation to the debts or other obligations of any person or entity other than the Operating Company; and the Purchaser and Hendrik shall, acting reasonably and in good faith, on or before the first anniversary of the Closing Date agree on a strategy to reorganize such guarantees in a manner that preserves the favourable lending rates obtained by the Operating Company and minimizes any risks associated with such guarantees; and

2.4.2. transfer, set over and assign to the Operating Company any and all Goodwill registered in the name of Hendrik or any other person or entity with whom Hendrik is related or associated including, without limitation, the patent registered in the name of Hendrik and the patent registered in the name of Huang Shixiong, in consideration of $1.00 from the Operating Company.

2.5. **Earn-Out Bonus.** The Purchaser shall issue to the Principals, in equal shares, the number of shares required to bring the Principals' aggregate holdings of shares in the capital of the Purchaser up to 51% within 30 days after the release and publication of the Purchaser's audited financial statements for the first fiscal year

of the Purchaser in which the Purchaser's gross revenues attributable to the Business, on a consolidated basis, exceed $15,000,000.

2.6. **Closing**. The completion of the purchase and sale of the Shares as herein contemplated (the "**Closing**") shall take place immediately upon execution and delivery of this Agreement, Representations and Warranties of the Principals and the Non-Competition Agreement by the exchange of signed facsimile counterparts.

2.7. **Interest on Payments**. In the event that any of the payments contemplated by subsections 2.3.2 to 2.3.4 are not made on the dates indicated, the Purchaser shall have an additional 60 days (the "**Grace Period**") to make any such payment. Interest shall accrue during the Grace Period for Hendrik's benefit on any unpaid amount at the rate of 18% per annum, compounded monthly.

2.8. **Escrowed Shares**. Hendrik shall deliver the share certificates representing the Purchase Price Shares to Jim Beadle, an independent solicitor for the benefit of Hendrik, to be held in escrow by Mr. Beadle until such time as the Purchase Price Shares are freely tradable by Hendrik in accordance with Applicable Laws.

3. AGREEMENTS AT CLOSING

At the Closing, the Operating Company, the Purchaser, the Holding Company and the Principals shall enter into an agreement (the "**Non-Compete Agreement**"), in a form acceptable to the Purchaser's solicitors, acting reasonably, by which the Principals agree not to compete with the Business as carried on by the Purchaser and/or the Operating Company, or any affiliated or related entity, anywhere in the world for a period of 2 years from the Closing Date.

4. EMPLOYEES

4.1. **Employee Communications**. The Principals shall cooperate with the Purchaser and the Operating Company in good faith to explain the implications of the purchase and sale contemplated by this Agreement to the employees of the Business.

4.2. **Indemnities with Respect to Employees**. The Principals shall, jointly and severally, indemnify, defend and save the Purchaser harmless from and against all Losses which may be suffered or incurred by the Purchaser arising out of or in connection with any claim made by any Employee in connection with his/her employment or service up to and including the Closing Date, including, without limitation, any claims for wrongful dismissal, constructive dismissal, wages, salaries, bonuses, commissions, social security fees, housing allowances, incentive payments and similar claims however arising under Applicable Law and related to matters existing up to the Closing Date. The Purchaser shall indemnify, defend and save the Principals harmless from and against all Losses arising with respect

to the period after the Closing Date which may be suffered or incurred by the Principals arising out of or in connection with any of the matters referred to in this subsection 4.2 or arising out of or in connection with any termination or constructive termination by the Purchaser of any of the Employees.

5. **REPRESENTATIONS AND WARRANTIES**

5.1. **Principals.** The Principals, jointly and severally, make the representations and warranties set out in Part I of Schedule A hereto to the Purchaser, recognizing that the Purchaser is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Purchaser up to the Closing Date are without prejudice to the Purchaser's right to rely upon the representations and warranties of the Principals contained in this Agreement.

5.2. **Purchaser.** The Purchaser makes the representations and warranties set out in Part II of Schedule A hereto to the Principals, recognizing that the Principals are relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Principals up to the Closing Date are without prejudice to the Principals' right to rely upon the representations and warranties of the Purchaser in entering into the transactions contemplated by this Agreement.

6. **PURCHASER'S FUNDING COMMITMENTS**

6.1. **Business Development.** The Purchaser raise financing, or dedicate existing financing and/or resources, in the amount of $1,500,000 for further development of the Business within 30 days after the Closing Date.

6.2. **Market Awareness.** As soon as practicable after the Closing, the Purchaser shall formalize with Hendrik an irrevocable marketing commitment and strategy for marketing the Business and for increasing market and investor awareness of the Business, for which the Purchaser shall use its best commercial efforts to raise financing, or to dedicate existing financing and/or resources, in the amount of $2,000,000, such funds to be allocated as follows:

6.2.1. $1,000,000 to market the Operating Company and the Purchaser and to promote the Business, market and product strategy; and

6.2.2. $1,000,000 to increase brand and product awareness through video, digital, print and electronic media, endorsements, sponsorships and media campaigns.

7. **[INTENTIONALLY DELETED]**

8. **[INTENTIONALLY DELETED]**

9. **CLOSING**

9.1. **Principals' Deliveries at Closing**. At the Closing, the Principals covenant, jointly and severally, to deliver to the Purchaser the following:

9.1.1. Shares: share certificates representing the Shares, duly endorsed for transfer to the Purchaser as evidenced by facsimile transmission, to be delivered to Purchaser as soon as is practicable after the Closing Date;

9.1.2. Holding Company's Corporate Resolutions: a certified copy of resolutions of the board of directors of the Holding Company authorizing:

9.1.2.1.the transfer of the Shares to the Purchaser; and

9.1.2.2.the execution and delivery of this Agreement and all documents to be executed and delivered by the Holding Company at Closing;

9.1.3. Non-Compete Agreement: the Non-Compete Agreement, duly executed by the Principals;

9.1.4. Consents: any consents required to transfer the Shares to the Purchaser;

9.1.5. Discharges: all discharges and notices of discharge, estoppel letters, pay-out letters or similar discharging documentation, in registrable form if required, which are necessary or desirable to effect or evince the discharge of any Encumbrances other than Permitted Encumbrances, or instructions and directions to pay out all monies owing in respect of such Encumbrances from the Purchase Price due at the Closing, all of which are satisfactory in form and content to the Purchaser, acting reasonably;

9.1.6. Officers and Principal's Certificates: a certificate jointly signed by the Principals, certifying that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Operating Company, the Principals or the Holding Company prior to or at the Closing have been performed and complied with;

9.1.7. Approval Letter: an "Approval Letter" from the PRC Ministry of Commerce approving the transfer of the registered capital of the Operating Company from Hendrik to the Holding Company and a "Business Licence" of the Holding company evidencing such transfer; and

9.1.8. Other Documents: such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Operating Company or the Principals pursuant to this Agreement.

9.2. **The Purchaser's Deliveries at Closing**. At the Closing, the Purchaser shall deliver to Hendrik:

9.2.1. Purchaser's Corporate Resolutions: a certified copy of resolutions of the board of directors of the Purchaser authorizing:

9.2.1.1. the purchase of the Shares by the Purchaser;

9.2.1.2. the appointment of Hendrik Tjandra to Purchaser's board of directors and

9.2.1.3. the execution and delivery of this Agreement and all documents to be executed and delivered by the Purchaser at Closing;

9.2.2. Non-Compete Agreement: the Non-Compete Agreement, duly executed by the Purchaser;

9.2.3. Officer's Certificate: a certificate of an officer of the Purchaser, dated the Closing Date, certifying on behalf of the Purchaser that at and as of the Closing the representations and warranties of the Purchaser contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to the Principals by notice in writing; and

9.2.4. Other Documents: such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Purchaser pursuant to this Agreement.

10. INDEMNIFICATION

10.1. **Indemnification by the Principals**. The Principals shall, jointly and severally, indemnify, defend and save harmless the Purchaser from and against any and all Loss suffered or incurred by the Purchaser arising out of or in connection with:

10.1.1. any breach of any representation or warranty made or given by the Purchasers in this Agreement; and

10.1.2. any failure by the Operating Company, the Holding Company or the Principals to observe or perform any covenant or obligation contained in this Agreement or the agreements entered into pursuant hereto to be observed or performed by them.

10.2. **Indemnification by the Purchaser**. The Purchaser shall indemnify, defend and save harmless the Principals from and against any and all Loss suffered or incurred by the Principals as a result of:

10.2.1. any breach of any representation or warranty made or given by the Purchaser in this Agreement; or

10.2.2. any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement or the agreements to be entered into pursuant hereto to be observed or performed by it or an Affiliate.

10.3. **The Purchaser's Right of Set-off**. The Purchaser shall be entitled to set-off the amount of any Loss suffered or incurred by the Purchaser arising out of, or in connection with, this Agreement or any of the agreements contemplated hereby, against any purchase monies or other consideration (including shares) owing to the Principals, or either of them, under this Agreement.

11. **JOINT AND SEVERAL OBLIGATIONS**.

The Principals acknowledge and agree that the Purchaser is entering into this Agreement in reliance upon the personal covenants of the Principals and, accordingly, all covenants, representations and warranties provided by the Operating Company and the Holding Company in this Agreement are provided on a joint and several basis as between the Operating Company, the Holding Company and the Principals with the intent and effect that the Operating Company, the Holding Company and the Principals shall be jointly and severally bound thereby, and responsible therefor, up to the Closing, but after the Closing the Principals shall be jointly and severally liable for the breach of any representations, warranties or covenants under this Agreement made by any of the Holding Company, the Operating Company or the Principals, and the Principals will have no right of contribution from either the Operating Company or the Holding Company in relation thereto. The Principals jointly and severally covenant to and agree with the Purchaser that they shall perform, or cause the Operating Company or the Holding Company, as the case may be, to perform, each and every covenant, agreement and obligation of the Operating Company and the Holding Company in this Agreement, and that they shall be bound by all such covenants, agreements and obligations as if they were providing such covenants and agreements, and assuming such obligations, personally.

12. **SURVIVAL OF REPRESENTATIONS AND WARRANTIES**.

All representations and warranties of the parties contained in this Agreement and in all ancillary agreements, instruments and certificates delivered at the Closing will not merge on, and shall survive the Closing, the transfer of the Shares, the payment of the Purchase Price and any reorganization, amalgamation, sale or transfer of the Operating Company, the Holding Company or the Purchaser and will continue in full force and effect thereafter for a period of 2 years after the Closing Date.

13. **MISCELLANEOUS**

13.1. **Amendment and Modification; Waiver**. This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

13.2. **Further Assurances**. The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

13.3. **Expenses**. Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

13.4. **Public Disclosure**. The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential. In this regard, the Operating Company, the Holding Company and the Principals acknowledge that the Purchaser is a publicly traded company and that the Purchaser may decide, in its sole discretion, when and how to comply with applicable reporting requirements emerging from its publicly traded status.

13.5. **Assignment**. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

13.6. **Parties in Interest**. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Purchaser, the Holding Company, the Operating Company and the Principals or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

13.7. **Counterparts**. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

13.8. **Performance on Holidays.** If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

13.9. **Notices**. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

13.9.1. if to the Principals, to:

Hendrik Tjandra
Room 1411-12 Shue On Centre
6-8 Harbour Road
Wanchai, Hong Kong

Telephone No.: (852) _________
Fax No.: (852) ______________

13.9.1. if to the Purchaser, to:

Starsoft, Inc.
6055 Nelson Avenue, Unit 2103
Burnaby, British Columbia, Canada V5H 4LA

Attention: Anthony Lee, President

Telephone No.: (604) 434-0766
Fax No.: (604) 694-0419

13.9.2. if to the Operating Company, to:

Fujian Yuxin Equipment Co., Ltd.
Rong Qiao Economic Development Zone
Fuqing, Fujian, China 350351

Attention: Hendrik Tjandra

Telephone

No.: (0086) 591-853 62255
Fax No.: (0086) 591-853 80871

13.9.3. if to the Holding Company, to:

Eastway Global Investment Limited
OMC Chambers, P.O. Box 3152
Road Town Tortola, British Virgin Islands

Attention: Hendrik Tjandra

Telephone No.:________________
Fax No.: ________________.

Any notice given by mail shall be effective, if mailed at any other time than during a general discontinuance of postal service due to strike, lockout or otherwise, on the fourth Business Day after the post-marked date thereof. Any notice given by facsimile shall be effective on the Business Day following the sending. Any notice delivered personally shall be effective at the time it is delivered to the applicable address noted above either to the individual designated above or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered personally or by facsimile.

13.10. **Governing Law**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, and the federal laws of the United States of America applicable therein, without reference to the choice of law principles thereof. Each party hereto attorns to the non-exclusive jurisdiction of the Courts of the State of Nevada (the "Chosen Courts") and (i) irrevocably submits to the non-exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

13.11. **Entire Agreement.** This Agreement constitutes the entire agreement between the parties, and supersedes all agreements, discussions, negotiations and understandings, whether written or oral, between the parties up to the date hereof pertaining to the subject matter herein.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the date first written above.

STARSOFT, INC.

Per: /s/ Anthony Lee
Anthony Lee, President and Chief Executive Officer

FUJIAN YUXIN ELECTRONIC EQUIPMENT CO., LTD.

Per: /s/ Hendrik Tjandra
Hendrik Tjandra, President

EASTWAY GLOBAL INVESTMENT LIMITED

Per: /s/ Hendrik Tjandra
Hendrik Tjandra, President

SIGNED, SEALED and DELIVERED by **HENDRIK TJANDRA** in the presence of:

/s/ Frank Chan
Witness Signature

Witness Name

Witness Address

/s/ Hendrik Tjandra (Seal)
HENDRIK TJANDRA

SIGNED, SEALED and DELIVERED by **DAVID TJAHJADI** in the presence of:

/s/ James Shao
Witness Signature

Witness Name

Witness Address

/s/ David Tjahjadi (Seal)
DAVID TJAHJADI

SCHEDULE A (Part I)

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

OF THE PRINCIPALS

1. **Incorporation and Qualification**. The Operating Company and the Holding Company are companies duly incorporated, organized and validly subsisting under the laws of the People's Republic of China and the laws of the British Virgin Islands, respectively. Each of the Operating Company and the Holding Company has all requisite corporate power and authority to own, lease and operate its respective properties. The Operating Company is duly registered, licensed or qualified to carry on the Business in the jurisdictions in which the nature of the business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary. The Operating Company is a 'Wholly Foreign Owned Enterprise' established in accordance with the laws of the People's Republic of China on Wholly Foreign Owned Enterprises (the "**WFOE Law**"), and the 'Detailed Rules' of the WFOE Law.

2. **Authority, Filings, Consents and Approvals**. Each of the Operating Company and the Holding Company has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Operating Company and the Holding Company, respectively, and constitutes a legal, valid and binding obligation of the Operating Company, the Principals and the Holding Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. No other proceedings on the part of the Operating Company or the Holding Company are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Principals, the Holding Company or the Operating Company, or to Principals' knowledge, the Purchaser, to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, except for such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to have a material adverse effect on the Business.

3. **Capitalization of the Companies**.

   3.1. The registered capital of the Operating Company is US$3,600,000 (the "**Opco Capital**"). The Opco Capital is duly authorized, fully contributed, non-assessable and is owned of record and beneficially by the Holding Company, free and clear of any and all Encumbrances.

3.2. The authorized capital of the Holding Company consists of 50,000 shares with a par value of $1.00 each, of which only the Shares are issued and outstanding. The Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by Hendrik, free and clear of any and all Encumbrances.

4. **Corporate Records**. All transactions of the Operating Company and the Holding Company have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of shareholders and directors thereof.

5. **Company Directors**. The directors and officers of the Operating Company are as follows:

Directors	Officers
Huang Shi Xiong	General Manager
Hendrik Tjandra	President
Santi Tjahjadi	Legal Representative
Huang Bi Ying	
David Tjahjadi	Marketing Manager.

The directors and officers of the Holding Company are as follows:

Directors	Officers
Hendrik Tjandra	President.

6. **The Shares**. Hendrik has good and valid title to the Shares, free and clear of all Encumbrances, and the Holding Company has good and valid title to all the Opco Shares, free and clear of all Encumbrances. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for or which carry an obligation to purchase or otherwise acquire, any shares or securities in the capital of the Holding Company or the Operating Company and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require either the Holding Company or the Operating Company to issue, sell or deliver any of its respective shares or securities and there are no restrictions on the transfer of the Shares or the Opco Shares.

7. **Employees**. The Holding Company has no employees, and has never had employees.

8. **Liabilities**. The Holding Company has no liabilities of any kind whatsoever, contingent or non-contingent including, without limitation, liabilities in relation to Taxes.

9. **Reorganization.** The Reorganization has been fully and accurately completed and will not result in any adverse tax consequences or to the Operating Company, the Holding Company or the Purchaser.

10. **Business.** The Holding Company has never carried on business and the Reorganization are the only transactions or commercial arrangements to which the Holding Company has been a party since the Holding Company's incorporation. Other than with respect to the Reorganization, the Holding Company is not a party to any contract or agreement whatsoever.

11. **Corporate Records and Financial Statements**. All material transactions relating to the Business have been promptly and properly recorded or filed in or with the Operating Company's books and records. The minute books of the Operating Company contain complete and accurate records of the meetings and proceedings of shareholders and directors thereof. The "Profit and Loss" statements of the Operating Company for the period ending December 31, 2003, which show accumulated sales for the year 2003 of **72,144,299.32 (RMB)** and net profit of **16,890,740.29 (RMB)** fairly and accurately represent the financial condition and position of the Business as at such date. The Financial Statements of the Operating Company (copies of which are attached hereto as Schedule J), fairly an accurately represent the financial condition and position of the Business as at such dates. Accumulated sales for the Business up to October 31, 2004, are **67,987,899.82 (RMB),** with a corresponding net profit for the period ending October 31, 2004 of **13,125,584.86 (RMB**).

12. **Assets**. The Operating Company has good and marketable, legal and beneficial title to all of the assets comprising the Assets, free and clear of all Encumbrances except for the Permitted Encumbrances. The Assets constitute all of the property, rights and other assets used by the Operating Company, or which are necessary or desirable to conduct the Business as conducted prior to the date hereof. Without limiting the generality of the foregoing, none of the Personal Property or the Fixed Plant and Equipment is leased or otherwise used in the Business subject to any agreement with any third party.

13. **Cash**. The amount of the cash on hand and on deposit of the Operating Company as at the Closing Date as determined by the Purchaser's auditors shall be no less than **6,558,902.77 (RMB).**

14. **Inventory**. All of the Inventory is usable and saleable in the ordinary course of the Business, and the lesser of fair market value and net realizable value of the Inventory as at the Closing Date, as determined by the Purchaser's auditors, shall be no less than **8,763,243.93 (RMB)**.

15. **Accounts Receivable**. All of the accounts receivable of the Business are bona fide and good and collectible without right of set-off or counterclaim by the respective debtors thereto and the value of the accounts receivable of the Business as at the Closing Date, as determined by the Purchaser's auditors, shall be no less than **9,039,433.68 (RMB)**.

16. **Liabilities.** The value of all liabilities of the Operating Company, including any exposure under any guarantees, as at the Closing Date, as determined by the Purchaser's auditors, shall be no greater than **31,141,695.30 (RMB).** The Operating Company has no liabilities, or potential or contingent liabilities, with respect to any other corporation, firm, person or entity including, without limitation, any "non-arm's length" or affiliated or associated entities, other than the guarantees relating to debt obligations of Fujian Tianyu Steel Products Company Limited, obligations specifically itemized as "accounts payable" and in relation to its operating line with various financial institutions in the amount of a **29,068,500 (RMB)** relating solely to the Business, all as set out in the Financial Statements of the Operating Company.

17. **Condition of Assets**. The Personal Property and the Fixed Plant and Equipment is in good working condition, has been properly maintained in the ordinary course of business and is suitable for the operation of the Business as now operated by the Operating Company.

18. **Lands and Fixed Plant and Equipment**

    18.1. The Lands and the Fixed Plant and Equipment are free and clear of any material Pollution;

    18.2. the Operating Company has not received any notice of or is aware of any change or proposed change in the regulations of or by an Government Authority pertaining to any of the Lands or the Fixed Plant and Equipment;

    18.3. there are no outstanding work orders or deficiency notices against the Operating Company, or other Orders relating to the Lands or the Fixed Plant and Equipment from or required by any police or fire department, sanitation or health authorities or from any other Government Authority, or any matters under discussion with any such departments or authorities relating to work or other Orders;

    18.4. the location, operation and construction of the Fixed Plant and Equipment and all other improvements on the Lands comply with all Applicable Laws including, without limitation, all zoning requirements, municipal by-laws and Environmental Laws, and none of the Fixed Plant and Equipment or any other improvements on the Lands encroach upon any easement or utility right of-way on such lands or upon lands adjacent to the Lands and the Fixed Plant and Equipment and all other improvements on such lands are not in contravention in whole or in part of any restrictive covenant of any other Encumbrance on title to such lands; and

    18.5. the Operating Company has paid and is currently up to date in the payment to the persons properly entitled thereto, of all public utility charges, all insurance premiums, all property taxes and all other costs and expenses and Taxes relating to the Lands and the Fixed Plant and Equipment for which the Operating Company is currently responsible.

19. **Environmental Compliance**. Except in compliance with Environmental Laws the Operating Company has not caused or permitted, and the Operating Company and the Principals have no knowledge of, any material release or disposal by any person of any Hazardous Substance on or from any premises formerly or presently used in the Business. All Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of in the course of the Business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws and the Environmental Permits.

20. **Intellectual Property Rights**. Schedule B sets forth a true and complete list of all patents and trademarks ("**Intellectual Property Rights**"), registered or unregistered, owned by or licensed to the Operating Company and used in the Business. The Intellectual Property Rights constitute all of the intellectual property necessary to process, market and sell the products of the Business in the manner presently conducted by the Operating Company. The Operating Company does not use any trademarks or patents other than those listed in Schedule B, nor does it use any other intellectual property of any third party that it is not licensed or otherwise entitled to use. All registrations with respect to Intellectual Property are valid, current and in good standing. The patents reference in Section 2 of the Agreement to be registered in the name of the Operating Company by January 14, 2005, will, when registered, be validly registered and free and clear of any and all Encumbrances.

21. **Payment of Taxes**. The Operating Company has paid all Taxes due and payable in relation to the Business and has paid all assessments that the Operating Company has received in respect of Taxes. The Holding Company has no liability, present or future in any respect whatsoever relating to Taxes.

22. **Reassessments**. No reassessments of Taxes have been issued against the Operating Company in relation to the Business nor is the Operating Company aware of any pending or threatened assessment or reassessment for Taxes. The Operating Company has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

23. **Withholdings**. The Operating Company has withheld from each payment made to any of the employees of the Business or former employees, officers and directors, and to all other persons, all amounts required by law and will continue to do so until the Closing and has remitted or will remit, such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Operating Company has charged and collected and have remitted or will remit on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made in relation to the Business.

24. **Contracts.** The Operating Company is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to the Business other than this Agreement and the Material Contracts. The Material Contracts are in full force and effect. There is not any pending or threatened cancellation, existing default, or event under any of the Material Contracts which, after notice or lapse of time, or both, would constitute a default under any of the Material Contracts and all of the Material Contracts are terminable on reasonable notice as required by Applicable Law if termination of any of the Material Contracts is not expressly provided for in any of the Material Contracts, or 60 days' notice or less if termination of any of the Material Contracts is expressly provided for in any of the Material Contracts. All quotations and price lists provided and outstanding to customers of the Business up to the Closing contain normal business terms for the Business and have been provided in the ordinary course of the Business.

25. **Major Suppliers and Customers.** Schedule H contains accurate sales data, including all customers of the Business and volumes of sales to each such customer, for the six months immediately prior to the date hereof, and all customers of the Business (name and address only) for the five years immediately prior to the date hereof (the "**Customer List**"). The Operating Company is not aware of any intention of any customer of the Business to change any material terms upon which it will conduct business with the Purchaser as owner of the Business in the future.

26. **Employees**. Complete and accurate particulars of the Employees pertaining to the date of hire of such employees and their annual remuneration and the names of those on long term disability, workers' compensation or leave of absence (if any) will be provided to the Purchaser upon request. The Operating Company does not have any written employment agreements relating to any of the Employees.

27. **Collective/Employment Agreements**. None of the Employees is employed under a contract which cannot be terminated by the Operating Company, with or without notice, including those employees who are employed on indefinite hirings requiring reasonable notice of termination by Applicable Law. The Operating Company is not a party, either directly or by operation of law, to any collective agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Business by way of certification, interim certification, voluntary recognition, or successor rights. There are no threatened or pending union organizing activities involving the Employees and there are no threatened labour disputes or work stoppages relating to, or connected with, the Business.

28. **Occupational Health and Safety**. There are no outstanding inspection orders or charges or any other Orders made against the Operating Company or the Business. The Operating Company is in compliance with all occupational health and safety rules and regulations in all material respects in relation to the Business and there are no outstanding violations of such rules and regulations.

29. **Workers' Compensation**. There are no notices of reassessment or penalty assessment or any other communications related thereto which the Operating Company has received from any Governmental Authority relating to any workers' compensation regime or any similar regulatory regime administered by a Governmental Authority, and there are no assessments relating to such regimes that are unpaid on the date hereof.

30. **Insurance.** The Assets are insured by reputable insurers against liability, loss and damage in such amounts and against such risks as is prudent for the Business, and such insurance coverage will be continued in full force and effect up to and including the Closing Date. All insurance policies relating to the Business are in full force and effect and the Operating Company is not in default with respect to any of the provisions contained in any such insurance policy. The Operating Company is not aware of any events or occurrences that could reasonably form the basis for a claim under the Operating Company's policies of insurance.

31. **Permits.** The Operating Company owns, possesses and is in compliance with, all Permits required by any Governmental Authority and necessary to conduct the Business. Schedule D sets forth a list of all Permits required to conduct the Business, all of which Permits are in good standing.

32. **Absence of Legal Conflicts**. The execution and delivery of this Agreement by the Principals, the Operating Company and the Holding Company does not, and the performance of this Agreement by such Parties and the completion by them of the transactions contemplated by this Agreement will not:

    32.1. conflict with or violate the constating documents of the Operating Company or the Holding Company, or any resolution of the directors or shareholders of the Operating Company or the Holding Company;

    32.2. conflict with or violate any Applicable Law; or

    32.3. result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, licence, permit, franchise or other instrument or obligation to which the Principals, the Operating Company or the Holding Company is a party in relation to the Business or by which the Business or the Assets is bound or affected, which, in any such case, would prohibit or delay such Parties' ability to perform their respective obligations under this Agreement.

33. **Litigation**. There are no claims, actions, proceedings, suits, investigations or reviews pending or threatened against the Principals, the Operating Company or the Holding Company or otherwise in relation to the Business or the Assets or the Shares, before or by any Governmental Authority, except as described in Schedule I.

34. **Conduct of Business - Changes**. Since December 31, 2003:

34.1. the Operating Company has conducted the Business in the ordinary course, using reasonable efforts to preserve the Business;

34.2. there has not been any material adverse change in the Assets, affairs or financial condition of the Business;

34.3. the Operating Company has not:

34.3.1. increased the compensation paid or payable to any of the Employees or increased the benefits to which the Employees are entitled or provided any new benefits for any such employees; or

34.3.2. modified, amended or terminated any contract to which it is or was a party in relation to the Business, except in the ordinary course of business with a view to the best interests of the Business.

35. **Copies of Documents etc.** True and complete copies of the documents and agreements listed in the Schedules hereto which are in writing have been made available to the Purchaser and its solicitors for review.

36. **Investment Intent**. Hendrik is acquiring the Purchase Price Shares for investment purposes only and not with a view of immediate resale or distribution and will not resell or otherwise transfer or dispose of the Purchase Price Shares except in accordance with the provisions of all Applicable Laws.

37. **US Offshore Transaction**. Hendrik acknowledges, agrees and represents and warrants, as the case may be, that the offer to issue the Purchase Price Shares to Hendrik was not made to Hendrik when Hendrik was in the United States and that:

37.1. Hendrik is a not a U.S. Person, as defined under Regulation S of the Securities Act (1934) of the United States;

37.2. the Purchase Price Shares are not being acquired directly or indirectly for the account or benefit of a U.S. Person or a person in the United States and Hendrik does not have any agreement or understanding (either written or oral) with any U.S. Person or a person in the United States respecting:

37.2.1. the transfer or assignment of any rights or interest in any of the Purchase Price Shares;

37.2.2. the division of profits, losses, fees, commissions, or any financial stake in connection with this subscription; or

37.2.3. the voting of the Purchase Price Shares.

37.3. Hendrik has not engaged in any directed selling efforts in respect of the Purchase Price Shares (directed selling efforts means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Purchase Price Shares);

37.4. Hendrik agrees not to resell the Purchase Price Shares in the United States or to a U.S. Person during the distribution compliance period, which is one year from the Closing Date;

37.5. Hendrik acknowledges that there are restrictions on the resale of the Purchase Price Shares, and agrees to comply with the securities laws of the United States and the securities laws of his country or countries of residence. Hendrik agrees not to engage in hedging transactions with regard to the Purchase Price Shares prior to the expiration of the one-year distribution compliance period unless in compliance with the Securities Act (1934) of the United States; and

37.6. Hendrik acknowledges that the Purchaser shall refuse to register any transfer of the Purchase Price Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act (1934) of the United States, or pursuant to an available exemption from registration under the Securities Act; provided, however, that if the Purchase Price Shares are in bearer form or foreign law prevents the Purchaser from refusing to register securities transfers, other reasonable procedures are implemented to prevent any transfer of the Purchase Price Shares.

IN WITNESS WHEREOF, this Schedule A (Part I) REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE PRINCIPALS has been executed by each of the Principals hereto as of the date first written below.

PRINCIPALS

Hendrik Tjandra

/s/ Hendrik Tjandra Hendrik Tjandra

David Tjahjadi

/s/ David Tjahjadi David Tjahjadi

December 16, 2004

SCHEDULE A (PART II)

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Operating Company as follows, recognizing that the Operating Company is relying on such representations and warranties in entering into the transactions contemplated by this Agreement:

1. **Incorporation and Qualification**. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Purchaser.

2. **Authority, Filings, Consents and Approvals**. The Purchaser has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. No other proceedings on the part of the Purchaser are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Purchaser to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, except for any such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to materially delay the Purchaser's ability to perform its obligations hereunder.

3. **Absence of Legal Conflict.** The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated by this Agreement will not:

    3.1. conflict with or violate the constating documents of the Purchaser;

    3.2. conflict with or violate any Applicable Law; or

    3.3. result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, licence, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or affected, which, in any such case, would prohibit or delay the Purchaser's ability to perform its obligations under this Agreement.

4. **Reporting Status**. Purchaser is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended and is current in all required filings with the Securities and Exchange Commission ("Commission") as of the Closing Date of this Agreement. The Purchaser's reports filed with the Commission can be viewed at www.sec.gov.

5. **Litigation**. Purchaser is not aware of any claims, actions, proceedings, suits, investigations or reviews pending or threatened against the Purchaser.

6. **Payment of Taxes**. Purchaser has paid all taxes or assessments due or payable in relation to its business operations and has no present liability whatsoever related to any tax obligation.

IN WITNESS WHEREOF, this Schedule A (Part II) REPRESENTATIONS AND WARRANTIES OF THE PURCHASER has been executed by the authorized signatory of the Purchaser as of the date first written below.

PURCHASER

STARSOFT, INC.

/s/ Anthony Lee By:
Anthony Lee, President and Chief Executive Officer

December 16, 2004

SCHEDULE B

TRADENAMES/TRADEMARKS/CORPORATE NAMES/PATENTS

SUBMITTED AND ATTACHED

SCHEDULE C

MATERIAL CONTRACTS

SUBMITTED AND ATTACHED

SCHEDULE D

PERMITS

SUBMITTED AND ATTACHED

SCHEDULE E

PERMITTED ENCUMBRANCES

DETAILED IN THE OPERATING COMPANY'S FINANCIAL STATEMENTS ATTACHED AS SCHEDULE J HERETO.

SCHEDULE F

FIXED PLANT AND EQUIPMENT

SUBMITTED AND ATTACHED

SCHEDULE G

PERSONAL PROPERTY

SUBMITTED AND ATTACHED

SCHEDULE H

CUSTOMER LIST

SUBMITTED AND ATTACHED

SCHEDULE I

CLAIMS AND PROCEEDINGS

NONE

SCHEDULE J

FINANCIAL STATEMENTS

SUBMITTED AND ATTACHED